EXHIBIT 99.1

Republic Bancorp, Inc. Declares Common Stock Dividends

LOUISVILLE, KY – Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company, declared a cash dividend of $0.495 per share on Class A Common Stock and $0.45 per share on Class B Common Stock, payable October 16, 2026, to shareholders of record as of September 18, 2026.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently operates 47 banking centers within five metropolitan statistical areas (“MSAs”) across five states: 22 banking centers in the Louisville MSA, serving Louisville, Prospect, Shelbyville, and Shepherdsville, Kentucky, and Floyds Knobs, Jeffersonville, and New Albany, Indiana; six banking centers in the Lexington MSA, serving Georgetown and Lexington, Kentucky; eight banking centers in the Cincinnati MSA, serving Cincinnati and West Chester, Ohio, and Bellevue, Covington, Crestview Hills, and Florence, Kentucky; seven banking centers in the Tampa MSA, serving Largo, New Port Richey, St. Petersburg, Seminole, and Tampa, Florida; and four banking centers in the Nashville MSA, serving Franklin, Murfreesboro, Nashville, and Spring Hill, Tennessee. The Bank also offers online banking at www.republicbank.com. The Company is headquartered in Louisville, Kentucky and, as of March 31, 2026, had approximately $7.25 billion in total assets. The Company’s Class A Common Stock is listed on the NASDAQ Global Select Market under the symbol “RBCAA.”

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